UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2008

The Phoenix Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16517	06-1599088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Row, Hartford, CT	06102 -5056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 403-5000

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The following discussion may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These include statements relating to trends in, or representing management’s beliefs about, our future strategies, operations and financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “should” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our other filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 7.01 Regulation FD Disclosure.

On December 15, 2008, Virtus Investment Partners, Inc. (“Virtus”), the majority-owned subsidiary of the registrant, The Phoenix Companies, Inc. (“PNX”), filed Amendment No. 3 to its Registration Statement on Form 10 and the related Information Statement (the “Information Statement”). The Form 10 and Information Statement were filed in connection with the proposed spin-off of Virtus from PNX.

The Information Statement contained the following disclosure regarding Virtus’ fourth quarter status and results:

Recent Market Developments

Recent markets have experienced unprecedented credit and liquidity issues as well as volatility and declines in the equity markets. Lending practices in past years, particularly in the “sub-prime” market, coupled with dramatic declines in home prices, rising mortgage defaults and increasing home foreclosures, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to most sectors of the credit markets, and to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions, to be subsidized by the U.S. Government and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, credit markets have worsened considerably, with many lenders and institutional investors reducing, and in some cases, ceasing to provide funding to borrowers, including other financial institutions. Additionally, concerns over increasing unemployment, fluctuating inflation and energy costs as well as geopolitical issues have contributed to diminished expectations for the economy and the financial markets going forward. These factors, combined with declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a prolonged recession. As a result, the financial markets and the U.S. economy are experiencing a period of extreme volatility.

This economic environment has had a direct impact on the actions of both retail and institutional investors. The continued erosion of the equity and fixed income markets has materially and adversely impacted the value of Virtus’ assets under management which has resulted in lower fee revenues. Although it is not possible to predict how long this economic downturn will continue, it is expected to have a direct impact on Virtus’ fourth quarter 2008 results. The following table presents interim third-party assets under management by product for the periods indicated:

($ in billions)	November 30, 2008	September 30, 2008	Change
Mutual Funds	$15.2	$17.7	$(2.5)
Separately Managed Accounts	3.0	3.8	(0.8)
Institutional Accounts	4.9	5.9	(1.0)
Structured Finance Products	1.0	1.3	(0.3)
Ending Balance	$24.1	$28.7	$(4.6)

General account assets under management at September 30, 2008 were $12.5 billion. The fees earned on general account assets are not based on a percentage of assets under management but, rather, a reimbursement of cost. Therefore, recent market activity has not had a significant effect on revenues or liquidity. In addition, Virtus will not be managing the general account assets of PNX following the spin-off, and the related revenues and expenses are excluded from Virtus’ pro-forma financial presentation in the Information Statement.

The following table summarizes interim period asset flows for third-party assets under management for the two-month period from September 30, 2008 through November 30, 2008:

($ in billions)	Two Months Ended November 30, 2008
September 30, 2008 balance	$28.7
Sales	0.6
Redemptions	(1.5)

Net flows	(0.9)
Market depreciation	(3.8)
Money market funds—net change in assets under management	0.1

Net change in assets under management	(4.6)

November 30, 2008 balance	$24.1

The decrease in Virtus’ assets under management is driven in great part due to the equity markets, with the S&P 500 Index down 23.1% for the two-month period from September 30, 2008 through November 30, 2008. Virtus has seen decreased investment inflows and an increase in redemptions of certain products. Revenue for retail funds, which are based on average assets during the quarter, will be negatively impacted for the fourth quarter 2008 as compared to third quarter 2008 and fourth quarter 2007. Fourth quarter 2008 revenue for separately managed accounts and institutional accounts will be based primarily on September 30, 2008 asset under management levels, which were lower than levels at June 30, 2008. These decreases will have a direct effect on Virtus’ net income and liquidity.

In response, Virtus is evaluating all elements of its cost structure. Specifically, during the recent equity declines in the markets, Virtus’ management reduced its support staff by approximately 15% and outsourced its transfer agent functions, further reducing its fixed cost base. Variable costs, primarily comprised of incentive compensation and distribution costs, are directly related to revenue levels and will decline accordingly. Virtus will continue to review measures to reduce its fixed costs.

The value of the Virtus’ goodwill and intangibles assets is based on assets under management and the related revenue. As a result, significant and prolonged declines in assets under management would impact the valuation of these intangible assets. Virtus will be performing its annual impairment test of goodwill in the fourth quarter of 2008 and again in connection with the closing of the spin-off transaction. Given the recent market trends described above the results of these tests will be reasonably likely to have an adverse impact on Virtus’ results of operations.

For the two month period ending November 30, 2008, Virtus’ assets under management have decreased by $4.6 billion. Should assets remain at this level, continue their downward trend, or only marginally increase in the immediate future, the impact on Virtus’ current and future cash flows could be significant. For example, the $4.6 billion decrease in Virtus’ assets under management has the effect of reducing its annual revenues by approximately $18.0 million to $20.0 million. Reductions in related variable expenses, primarily incentive compensation and distribution costs, would marginally compensate for this loss of revenue but Virtus would experience a material reduction in income from operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PHOENIX COMPANIES, INC.

Date: December 15, 2008	By:	/s/ Tracy L. Rich
	Name:	Tracy L. Rich
	Title:	Executive Vice President, General Counsel and Secretary